Exhibit 5.1

[Letterhead of Sherman & Howard L.L.C.]

April 11, 2016

National CineMedia, Inc.

9110 E. Nichols Ave., Suite 200

Centennial, Colorado 80112-3405

Re:	National CineMedia, Inc. Post-Effective Amendment No. 3 to Form S-3 Registration Statement

Ladies and Gentlemen:

We have acted as counsel to National CineMedia, Inc., a Delaware corporation (the “Company”), in connection with the Company’s Post-Effective Amendment No. 3 to Registration Statement on Form S-3, Registration No. 333-200976 (as amended, the “Registration Statement”) and related prospectus to be filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933 (as amended, the “Act”), on January 20, 2016. The Registration Statement covers the resale of up to 77,520,333 shares (the “Shares”) of common stock of the Company, $0.01 par value per share (the “Common Stock”). The Shares include 200,000 shares of Common Stock currently issued and outstanding (the “Outstanding Shares”) and the 77,320,333 shares issuable as described below (the “Agreement Shares”).

American Multi-Cinema, Inc. and affiliates, Cinemark Holdings, Inc. and Regal Entertainment Group and affiliates (collectively, the “Founding Members”) collectively hold 77,320,333 common membership units (the “Common Units”) of National CineMedia, LLC (the “LLC”). Each of the Founding Members, pursuant to the Operating Agreement (as defined herein), is entitled to cause the LLC to redeem its Common Units from time to time and is entitled to receive either the Share Settlement or the Cash Settlement, in each case as defined in the Certificate (as defined herein), in connection with such redemption. The Company, in its sole discretion, may elect either a Share Settlement or a Cash Settlement. The Agreement Shares are issuable under the terms of the Certificate in exchange for the Common Units in the event that the Company elects to satisfy its exchange obligation through a Share Settlement. Pursuant to the Company’s Certificate, the LLC is entitled to exchange the Common Units at any time and from time to time, on a one-for-one basis, for the Agreement Shares as required for the LLC to meet its obligation under the Operating Agreement to redeem the Common Units in the event of a Share Settlement.

National CineMedia, Inc.

April 11, 2016

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents and proceedings as we have deemed appropriate to render the opinions set forth below. We have also examined:

(1) the Company’s Registration Statement to be filed by the Company with the SEC on the date hereof:

(2) a specimen certificate representing the Common Stock;

(3) the Amended and Restated Certificate of Incorporation of the Company, as amended to date (the “Certificate”);

(4) the Amended and Restated Bylaws of the Company, as amended to date (the “Bylaws”);

(5) the Third Amended and Restated Limited Liability Company Operating Agreement of the LLC, as amended to date (the “Operating Agreement”);

(6) such records of the corporate proceedings of the Company that we have considered necessary or appropriate for the purpose of rendering this opinion, including actions taken by the Company’s Board of Directors (the “Board”) in connection with the authorization of the Common Stock, the filing of the Registration Statement and related matters;

(7) such records of the limited liability company proceedings of the LLC that we have considered necessary or appropriate for the purpose of rendering this opinion, including actions taken by the Company as managing member of the LLC in connection with the authorization of the Common Units, the redemption of the Common Units and related matters; and

(8) such other certificates and assurances from public officials and officers and representatives of the Company that we considered necessary or appropriate for the purpose of rendering this opinion.

For purposes of our examination, we have assumed and have not independently verified the legal capacity of all natural persons, the genuineness of all signatures, the conformity to originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of such copies. As to facts material to our opinions, we have relied, without independent verification, upon certificates, documents, statements and other information of the Company and LLC or representatives or officers thereof.

Based on the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that (a) the Outstanding Shares are validly issued, fully paid and non-assessable and (b) the Agreement Shares will be validly issued, fully paid and non-assessable, if and when (i) the Registration Statement, as amended (including any necessary post-effective amendments), shall have become and remain effective under the Act, and provided that no stop order shall have been issued by the SEC relating thereto; (ii) the Company shall have received a Redemption Notice, as defined in the Certificate; (iii) the Company shall have elected to make a Share Settlement, as defined in the Certificate, and the Board of the Company shall have adopted final resolutions authorizing the issuance of the Agreement Shares; (iv) the Founding Member that submitted the Redemption Notice shall have surrendered its Common Units for redemption to the LLC; (v) the LLC shall have (A) issued and delivered to the Company a certificate representing the number of Common Units to be redeemed and (B) delivered to the Company all transfer tax stamps or funds sufficient to pay in full all applicable transfer taxes (such Common Units, transfer tax stamps and funds collectively, the

National CineMedia, Inc.

April 11, 2016

“Consideration”); and (vi) certificates representing the Agreement Shares shall have been duly executed and delivered to the LLC for transfer to the Founding Member that delivered the Redemption Notice against receipt of the agreed Consideration therefor.

For purposes of this opinion, we have assumed that, at the time of issuance, sale and delivery of the Agreement Shares: (a) the authorization thereof by the Board of the Company shall not have been modified or rescinded; (b) no change in law affecting the validity, legally binding character or enforceability of such authorization by the Board of the Company shall have occurred; (c) upon issuance of the Agreement Shares, the total number of shares of Common Stock issued and outstanding will not exceed the number of shares of Common Stock that the Company is then authorized to issue; (d) the Certificate and Bylaws of the Company and the Operating Agreement of the LLC shall not have been modified or amended in any respect that would affect this opinion and are in full force and effect; and (e) the authorizations by the Board of the Company will be made in accordance with the Certificate, the Bylaws and the General Corporation Law of the State of Delaware.

We express no opinion as to the laws other than the General Corporation Law of the State of Delaware (including the statutory provisions thereof, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws). We express no opinion with respect to the blue sky securities laws of any state, including Delaware.

We hereby consent to being named as counsel to the Company in the Registration Statement and to the references therein to our firm under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ Sherman & Howard L.L.C.